Exhibit 2(b)

AMENDED AND RESTATED

BYLAWS

OF

SHARED CAPITAL COOPERATIVE

ARTICLE I. (MEMBERSHIP)

Section 1. Qualifications. There shall be three types of membership in the association: organizational, individual and associate. Organizational membership in the association shall be open to all legally incorporated cooperatives and organizations operating or intending to operate on a cooperative basis. Individual membership shall be available to any individual. Associate membership shall be available to any natural person and shall not have voting rights. Associate members are not “members” for the purpose of Minnesota Statute 308A.

Section 2. Application. Application for membership shall be made to and approved by the Board of Directors. The applicant shall agree to comply with the requirements of the bylaws and other Board of Director requirements, and to purchase one share of Voting Stock. The holders of Voting Stock shall be the members of this association.

Section 3. Termination. Membership shall be terminated if a member ceases to exist, resigns from the association, fails to comply with the requirements of the bylaws or Board of Directors, or when the Board of Directors, by a two-thirds majority, revokes membership for cause. Upon termination of membership the association shall purchase the Voting Stock of the member by tendering to the holder the lesser of the par value or the book value of the Voting Stock and less any indebtedness due the association, the terminated member’s Voting Stock shall be cancelled. Nonvoting Stock, Class A Preferred Stock and other equity interests of a terminated member shall be paid pursuant to the terms thereof or as otherwise provided in these bylaws.

ARTICLE II. (MEETINGS)

Section 1. Annual Meeting. The annual membership meeting shall be held within six (6) months after the close of the fiscal year at a time and place specified by the Board of Directors.

Section 2. Special Meetings. Special meetings of the members shall be called upon a written request of at least twenty percent (20%) of the members or by a majority vote of the Board of Directors.

Section 3. Notice of Meeting. Notice shall be given by the Secretary of all meetings of the members by mailing a notice thereof to each member not less than fifteen days preceding the date of the proposed meeting. The failure of any member to receive such notice of the annual or special meeting of the members shall not invalidate any action that may be taken by the members at such meeting.

Section 4. Quorum. A quorum for transacting business at member meetings shall be representation from ten percent (10%) of the organizational members and ten percent (10%) of the individual members.

Section 5. Voting. The election of directors shall be by units as set forth in Article III, Section 3 of these Bylaws. On all other matters voting shall take place as set forth in this Section. One delegate from each organizational member shall be empowered to vote at the members meetings. Each organizational member shall have one vote. The individual members shall be grouped into one unit. The individual members of the unit shall vote on the question before the members. The decision of the majority of the individual members in the unit shall then count as one vote in the affairs of the association. Unless otherwise provided, a majority of the votes cast (with individual members collectively counting as one (1) vote) are needed to approve any matter. No proxy voting shall be allowed. Voting by mail ballot shall be allowed if approved by the Board of Directors.

Section 6. Meeting Agenda. The items of business at the annual meeting and so far as applicable at all other meetings of the members shall be:

a.	Registration of members by type.
b.	Verification of a quorum by the presiding officer.
c.	Proof of notice of meeting.
d.	Reading and approval of all unapproved minutes.
e.	Annual reports of officers and committees.
f.	Election of Board of Directors.
g.	Unfinished business.
h.	New business.
i.	Adjournment.

ARTICLE III. (BOARD OF DIRECTORS)

Section 1. General Powers. The business and the property of the association shall be managed and controlled by its Board of Directors. The Board of Directors may hire such staff as is necessary for the day to day operation of the association. The Directors may exercise all such powers and all such things as may be exercised or done by the association subject to the provisions of the Articles of Incorporation, the Bylaws and all applicable law. The Board of Directors may appoint such committees to perform such functions and possess such powers and responsibilities as the Board shall prescribe when creating such committees.

Section 2. Number and Tenure. The Board of Directors shall consist of at least seven (7) and not more than eleven (11) persons. The exact number shall be set by the Board of Directors before the annual meeting each year. Directors shall serve for three (3) year terms. The terms of all directors shall be staggered so that to the extent possible an equal number of directors are elected each year. The term of each director shall automatically expire at the end of the annual meeting three (3) years following their election.

Section 3. Qualification and Selection. The Board of Directors shall be natural persons, either representatives of organizational members or individual members. No more than two (2) employees or directors of any organizational member may serve on the Board of Directors in any capacity. The members shall be divided into two units for purposes of electing the Board of Directors. One unit shall consist of all individual members. One director shall be elected every three years by this unit in a separate election. The second unit shall consist of all organizational members. All other directors shall be selected by the unit consisting of the organizational members. Only individual members may run for the individual member seat. Only representatives of organizational members may run for the remainder of the seats. An individual member who is also a representative of an organizational member may simultaneously run for either or both an individual or an organizational seat. Failure to be elected by one unit does not preclude running for a seat in another unit if all other eligibility requirements are met.

Section 4. Removal by Members. Any director may be removed from office, with cause, by a majority vote of the members of this organization at a regular or special meeting of the membership called for that purpose, but with due notification of such action and the right to be heard thereon. A director removed by the membership shall be replaced by an election by the unit of membership which had initially selected him or her.

Section 5. Removal By Other Means. Failure of a director to attend two consecutive meetings or one-third of the Board’s meetings during the year may result in removal of the director from the Board upon the majority vote of the remainder of the Board of Directors. In the event that a director elected by the organizational members loses his or her affiliation with the organizational member designated at the time of the election, that director shall automatically cease to be a director.

Section 6. Resignation. A director may resign at any time by giving written notice to the Board of Directors or President of this organization. Unless the written notice states otherwise, the resignation shall take effect upon receipt.

Section 7. Vacancies. Vacancies arising from whatever cause except removal by the members may be filled by the Board of Directors. Directors so appointed shall serve until the next annual meeting.

Section 8. Compensation. Directors shall receive no compensation for their services as directors, but this shall not restrict compensation, or reimbursement, for reasonable expenses incurred in attending Board meetings or carrying out any other business of the association or for payment when a director renders administrative, professional or other bonafide services to the association in a capacity other than as a director of the association.

ARTICLE IV. (MEETINGS OF THE BOARD OF DIRECTORS)

Section 1. Regular Meetings. The Board of Directors shall hold regular meetings at such interval and at such time and place as may be determined by the Board.

Section 2. Special Meetings. Special meetings may be called by the President at any time or upon request of any two (2) of the directors then in office. Written request shall be made to the President who shall call the special meeting within thirty (30) days of receiving the request. If the President fails to give notice of the special meeting within the prescribed time period, the person requesting the meeting may fix the time and place of the meeting and give notice. Notice of special meetings shall be given at least twenty-four (24) hours in advance of the meeting either by mail, telephone or personal contact.

Section 3. Notice. Written notice of regular meetings including a written agenda shall be given at least five (5) days prior to the meeting. Notice of any meeting may be waived in writing before, at, or after a meeting. Appearance at any meeting by any director shall be deemed a waiver of notice. If notice is given by mail, such notice shall be mailed at least two (2) additional days prior to the meeting and shall be deemed delivered when deposited in the United States mail properly addressed with postage thereupon prepaid. No notice shall be given more than thirty (30) days before any meeting.

Section 4. Quorum. Except as otherwise provided in these bylaws, a quorum for the transaction of business shall consist of a majority of the directors. If a quorum is not present, a majority of the directors present may adjourn the meeting without further notice.

Section 5. Voting. Passage of a resolution shall require a vote of a majority of the directors present at the meeting, unless a greater number is required by the Articles of Incorporation, these Bylaws or law. Proxy voting by directors is not permitted.

Section 6. Action in Writing. Any action which might be taken at a meeting of the Board of Directors or of a lawfully constituted committee may be taken without a meeting if such action is taken in writing and signed by all of the directors then in office or by all members of such committee, as the case may be.

Section 7. Absent Directors. A director may give advance written consent or opposition to a proposal to be acted on at a meeting of the Board of Directors. If the director is not present at the meeting, consent or opposition to a proposal does not constitute presence for purposes of determining the existence of a quorum, but consent or opposition shall be counted as a vote in favor of or against the proposal and shall be entered in the minutes or other record of action at the meeting, if the proposal acted on at the meeting is substantially the same or has substantially the same effect as the proposal to which the director has consented or objected.

Section 8. Telephonic Meetings. The Board of Directors may meet telephonically or by other electronic means.

ARTICLE V. (OFFICERS)

Section 1. Description and Number. The officers of the association shall consist of the President, Vice President, Secretary and the Treasurer, and such other officers as may from time to time be elected by the Board. No person may hold two (2) offices at one time, except that the offices of Secretary and Treasurer may be combined. Except as provided in these Bylaws, the Board of Directors shall fix the powers, duties and compensation of all officers.

Section 2. Election, Term of Office and Qualifications. The officers shall be elected by the Board at the first meeting following the annual election of directors. The President and Vice President shall be elected from among the directors. Officers shall serve for one (1) year or until their successors shall have been elected or until their earlier resignation, removal from office or death.

Section 3. Removal and Vacancies. Any officer may be removed from office at any time by the vote of a majority of the directors, with or without cause, but with due notification of such action and the right to be heard thereon. A vacancy in an office of the association by reason of death, resignation or otherwise, shall be filled for the unexpired term by the Board at a regular meeting or special meeting called for that purpose.

Section 4. President. The President shall preside at all meetings of the Board of Directors or shall delegate such authority. The President shall sign and execute such documents as may be necessary to the transaction of business by the association. The President shall be entitled to vote on all matters before the Board in the same manner as any other Director. In general, the President shall perform all duties usually incident to that office and such other duties as the Board may prescribe.

Section 5. Vice President. The Vice President shall preside and perform the duties in the absence or disability of the President.

Section 6. Secretary. The Secretary shall be secretary of the meetings of the Board of Directors and shall record or cause to be recorded all proceedings of the meetings in the appropriate minute book of the association. The Secretary shall give or cause to be given proper notice of meetings. The Secretary shall sign and execute such documents as may be necessary to the transaction of business by the association. The Secretary shall perform such other duties as may from time to time be prescribed by the Board of Directors or by the President.

Section 7. Treasurer. The Treasurer shall cause to be kept accurate accounts of all monies and assets of the association and shall cause to render to the Board of Directors or the President, whenever required, an account of the financial condition of the association, and shall perform such other duties and authority as may from time to time be prescribed by the Board of Directors or by the President or as are inherent in the office.

ARTICLE VI. (PATRONAGE DISTRIBUTIONS)

Section 1. Allocation to Members. The association shall allocate and distribute to members the net profit from business done with them in such a manner as to qualify them as patronage dividends consistent with cooperative principles, applicable state and federal laws and generally accepted accounting principles. The Board of Directors shall determine when and how such allocations and distributions will be made, including the amount (if any) distributed in cash and the form of any amount distributed as patronage equity, whether the allocations will be made in one or more divisions, departments or allocation units, and whether all or part of the excess margins shall be set-aside in capital or other necessary reserves. Net profit from business done with persons that are not members may be allocated to members patrons or set aside in an unallocated surplus or retained earnings. Patronage by a member of the association shall be as defined by the Board of Directors from time to time, and may include (a) the total amount of interest and fees and other amounts paid by the member to the association during the fiscal year and (b) the value of any other business done by the member with the association.

Section 2. Annual Net Income from Patronage. The association shall allocate and distribute to members the net profit from business done with them in such a manner as to qualify them as patronage dividends consistent with cooperative principles, applicable state and federal laws and generally accepted accounting principles. The Board of Directors shall determine when and how such allocations and distributions will be made, including the amount (if any) distributed in cash and the form of any amount distributed as patronage equity, whether the allocations will be made in one or more divisions, departments or allocation units, and whether all or part of the excess margins shall be set-aside in capital or other necessary reserves. Net profit from business done with persons that are not members may be allocated to members patrons or set aside in an unallocated surplus or retained earnings. Patronage by a member of the association shall be as defined by the Board of Directors from time to time, and may include (a) the total amount of interest and fees and other amounts paid by the member to the association during the fiscal year and (b) the value of any other business done by the member with the association.

Section 3. Extraordinary Gains. Net gain produced by a transaction (such as income from the lease of premises, investment in securities, or from the sale or exchange of capital assets) which is directly related to the Cooperative’s business will be deemed to be patronage sourced margins and may be distributed to members in proportion, insofar as is practicable, to their to their patronage during any period to which such margins are attributable, as determined by the Board.

Section 4. Capital Reserve. The Board of Directors may cause to be created an unallocated capital reserve and annually add to the capital reserve the sum of the following amounts

a.	The annual net income of this association attributable to non-patronage business;
b.	Annual net income, the amount otherwise to be distributed is less than the de minimus amount; and
c.	An amount not to exceed twenty percent (20%) of the annual net income from patronage business, provided that a determination as to a specific amount is determined prior to the first day of any fiscal year.

Federal income taxes shall be charged to the capital reserve. At no time shall the unallocated capital reserve exceed fifteen percent (15%) of the association’s assets.

Section 5. Losses. (a) Operating Losses. An operating loss may be charted against unallocated surplus or retained earnings or will be apportioned among the members during the year of loss so that the loss will, to the extent practicable, be borne by those members with respect to the loss year on an equitable basis, including charging the loss against allocated reserves, unallocated surplus or the patronage equity. Members may not be directly assessed for any loss. The Board may also direct that all or part of any loss be carried forward or back so long as any carryforward or carryback will not place an inequitable burden upon past or future members.

(b) Other Losses. If, in any fiscal year, the Cooperative incurs a loss other than an operating loss, the Board may determine the basis on which patronage capital furnished by the members [and may be reduced or such loss is to be otherwise equitably apportioned among the members.

ARTICLE VII. (STOCK, REVOLVING FUND, RESERVES, LOANS)

Section 1. No Certificates. The Capital Stock of the association shall be uncertificated. The association shall keep on file a record of each person’s stock holdings.

Section 2. Stock Transfer. Capital Stock may only be transferred with the consent and approval of the Board of Directors. Transfers of Capital Stock shall also be subject to a right of first refusal in favor of the association. The association’s Board of Directors shall establish by resolution the procedures and policies governing such right of first refusal.

Section 3. Revolving Fund. The Board of Directors is authorized to create a revolving fund which can be used for the furtherance of the association’s purposes. Whenever it is determined by the Board of Directors that all of the association’s capital is not necessary for the proper financing of its operations, then the Board of Directors may retire Nonvoting Stock or any other equity interest issued to members by virtue of prior patronage of the association. Nonvoting Stock and/or other equity interests shall be retired in the order in which the same were issued, with the oldest being retired first.

Section 4. Loans from the Association. The association shall not make loans for any purpose other than to further cooperative development.

Section 5. Loans to the Association. Loans made to the association by its members shall be on terms and conditions mutually agreed upon by the association and such member, and shall be subordinate to loans made to the association by non-members.

ARTICLE VIII. (TAX CONSENT)

Each individual or organization who applies for and is accepted to membership in the association by such act alone consent that the amount of any distributions with respect to his, her or its patronage occurring in any fiscal year which are made in written notices of allocation (as defined in 26 U.S.C. 1388 of the Internal Code) and which are received by him, her or it from the association, will be taken into account by him, her or it at their stated dollar amounts in the manner provided in 26 U.S.C. 1385 in the taxable year in which such written notices of allocation are received by him, her or it, it being the intent of this bylaw provision to provide a consent binding on all members of this association for the purpose of making such distributions “qualified written notices of allocation” within the meaning of the United States Income Tax Laws.

ARTICLE IX. (INDEMIFICATION)

The association shall indemnify each person who is or has been a director, officer or employee of the association, and each person who is serving or who has served at the request of the association as a director, officer, employee, agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement, actually and reasonable incurred by him or her to the fullest extent of his or her right to indemnity under current Minnesota Corporation Law.

Amended and Restated April 18th, 2017.